[Credence Systems Corporation Logo]



March 13, 1998




Mr. Dennis P. Wolf
6482 Pfeiffer Ranch Ct.
San Jose, CA 95120

Dear Dennis,

This is a revision to our offer letter dated March 6, 1998.

Credence Systems Corporation is pleased to offer you the position of Chief Financial Officer, reporting to Dr. Bill Bottoms, our Chief Executive Officer, with a start date to be negotiated between yourself and Dr. Bottoms. This is an exempt position with the following compensation structure:

      $200,000      Annualized Base Salary (a biweekly salary rate of $7692.31)

       150,000      Annualized Target Variable Compensation

      $350,000      Annualized Target Compensation

Variable compensation is based on company profitability and the achievement of your specific objectives, as determined by yourself and Dr. Bottoms. For 1998, your annualized target variable compensation will be a guaranteed minimum of $50,000.

Additionally, you will receive allowances in the form of ordinary income totaling $791.50 monthly. These consist of a $500.00 monthly automobile allowance, a $125.00 monthly financial and tax planning allowance, and a $166.50 monthly health club allowance, and will be paid to you along with your normal biweekly pay check.

Your primary job responsibility will be to manage Corporate Finance, with responsibility for these functions throughout Credence worldwide.

This offer includes incentive stock options (ISO) for the right to purchase a total of 80,000 shares of the Company's outstanding common stock, vesting over a four year period, subject to approval by the Company's Board of Directors. If approved, the exercise price of the stock options will be equal to the fair market value of the common stock on the date the options are approved by our Board of Directors. You will find that this ISO presents favorable tax treatment compared to other non-qualified plans. A copy of the 1993 Stock Option Plan will be made available to you. Additionally, you will be included in a program of periodic stock grants for key employees.

In the event of a change in corporate control, you will be eligible for full vesting of outstanding stock options if a comparable position is not offered to you.


Credence Systems
Corporation
Fremont, CA  94539
(510) 657-7400
FAX (510) 623-2560

Mr. Dennis P. Wolf
March 13, 1998
Page Two



Credence provides a comprehensive and competitive benefits package, which includes a group health insurance plan, a Flexible Spending Account Plan, an Employee Stock Purchase Plan, and a 401 (k) Plan, as outlined in the enclosed information. Credence provides a discretionary 401 (k) match. This match is tied to company profitability and is therefore, not guaranteed.

The Immigration Reform and Control Act of 1986 requires all employers to verify that employees are authorized for employment in the United States. The enclosed memorandum on Employment Eligibility Verification from the US Department of Justice discusses what documents are acceptable as verification of your identity and authorize you to work in the United States. Please be aware that you must bring the appropriate documents with you for your orientation on your first day of employment.

Employment with Credence Systems Corporation is not for a specified term and can be terminated by yourself or by Credence at any time and for any reason, with or without cause or advance notice. Any representations or agreements which may have been made to you are superseded by this offer.

This offer is open for ten days from the date of this letter and will expire on March 24, 1998. If you accept this offer, the terms of employment described in this letter shall constitute the entire agreement between you and Credence Systems Corporation. Any modification or alteration of the at-will term of your employment may only be made in writing, signed by you and Ms. Sharon Atkinson, Vice President, Human Resources.

Dennis, we believe you will be a valuable addition to our staff and hope that you are as pleased in joining Credence as we are in welcoming you. We look forward to our mutual success and growth.

Sincerely,


/s/ BECKY MCINTYRE
(for) Sharon L. Atkinson
Vice President, Human Resources

ACCEPTED    /s/ DENNIS P. WOLF                DATE     March 24, 1998
        ----------------------------              ------------------------

*Please sign and date above and send one copy to John Castanha, Human Resources, Credence Systems Corporation, 215 Fourier Avenue, Fremont, CA' 94539. Please retain the other copy for your records.